MALCOLM L. POLLARD, **Inc.**
4845 W. LAKE ROAD, # 119
ERIE, PA 16505

(814)838-8258 **FAX (814838-8452**

March 16, 2012

Securities Exchange Commission

Washington, DC 20549

RE: VSUS Technologies Incorporated

Form 8-K dated March 7, 2012

I have read Item 4 paragraph (a) of the above referenced document as they relate to Malcolm L. Pollard, Inc. and take no issue with the contents.

Malcolm L. Pollard, CPA

Malcolm L. Pollard, Inc.

By Malcolm L. Pollard,CPA